Exhibit 99.1

HOLLY CORPORATION ANNOUNCES FILING OF REGISTRATION STATEMENT FOR HOLLY ENERGY PARTNERS, L. P.

Dallas, March 15, 2004 — Holly Corporation (AMEX: HOC) today announced the filing of a registration statement on Form S-1 with the Securities and Exchange Commission relating to a proposed underwritten initial public offering of six million (6,000,000) Common Units representing limited partner interests in Holly Energy Partners, L.P., a Delaware master limited partnership, plus an option for the underwriters to purchase up to an additional 900,000 Common Units. All of the units will be sold by Holly Energy Partners, L.P. Application will be made to list the Common Units on the New York Stock Exchange.

The partnership was formed to acquire, own and operate substantially all of Holly Corporation’s refined product pipeline and terminalling assets that support its refining and marketing operations in the Southwest and Rocky Mountain regions of the United States. A subsidiary of Holly Corporation will be the general partner of the partnership.

The lead manager of the offering will be Goldman, Sachs & Co. Co-managers will be Lehman Brothers, UBS Investment Bank and A.G. Edwards & Sons, Inc. This offering of Common Units will be made only by means of a prospectus. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from the offices of Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004 212-902-1171.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Holly Energy Partners, L.P.’s principal executive offices are located at 100 Crescent Court, Suite 1600, Dallas, Texas 75201-6927 and its telephone number is (214) 871-3555.

Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 bpd refinery located in Artesia, New Mexico, a 25,000 bpd refinery in Woods Cross, Utah, and a 7,500 bpd refinery in Great Falls, Montana. Holly also owns, leases and/or operates approximately 2,000 miles of crude oil and refined product pipelines in the west Texas and New Mexico region and refined product terminals in several states.

Contact Information:
Holly Corporation
Matthew P. Clifton, President
(214) 871-3555
Stephen J. McDonnell, Vice President and
Chief Financial Officer
(214) 871-3584